Exhibit 10.17

Summary of Named Executive Officers’ 2007 Annual Base Salaries

Name	Title	2007 Annual Base Salary
Michael J. Sonnenfeld	Director, President and Chief Executive Officer	$427,000

Nayan V. Kisnadwala	Executive Vice President – Chief Financial Officer	$395,000

Walter P. Buczynski	Executive Vice President – Secondary	$330,800

John C. Kendall	Executive Vice President – Investment Portfolio	$300,000

John C. Camp, IV	Senior Vice President – Chief Information Officer	$220,500